EXHIBIT 3.1.4

CERTIFICATE OF THIRD AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

AGENUS INC.

AGENUS INC., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1. The name of the corporation is Agenus Inc. (the “Corporation”). The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on November 10, 1999 (the “Certificate of Incorporation”). The Certificate of Incorporation was amended and restated on June 7, 2002 (the “Restated Certificate”), which was further amended on June 15, 2007 by a Certificate of Amendment (the “First Amendment,”), which was further amended on January 5, 2011 by a Certificate of Ownership and Merger (the “Name Change Amendment”), which was further amended on September 30, 2011 by a Certificate of Second Amendment (the “Second Amendment”, and the Restated Certificate, as amended by the First Amendment, the Name Change Amendment, and the Second Amendment, the “Amended Certificate”). This Certificate of Third Amendment (the “Third Amendment”) amends certain provisions of the Amended Certificate, and has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

2. The Board of Directors of the Corporation has duly adopted a resolution, pursuant to Section 242 of the General Corporation Law of the State of Delaware, setting forth the following amendment to the Amended Certificate, and declaring the Third Amendment to be advisable.

3. This Third Amendment was duly adopted by the vote of the stockholders holding the requisite number of shares of outstanding stock of the Corporation entitled to vote thereon in accordance with the provisions of Sections 216 and 242 of the General Corporation Law of the State of Delaware.

4. The first sentence of the first paragraph of Article Fourth of the Amended Certificate is hereby amended to read as follows:

“FOURTH: The Corporation shall be authorized to issue seventy-five million (75,000,000) shares of capital stock, which shall be divided into seventy million (70,000,000) shares of Common Stock, par value $0.01 per share, and five million (5,000,000) shares of Preferred Stock, par value $0.01 per share.”

5. This Third Amendment shall be effective as of 12:01 A.M. (Eastern Time) on June 14, 2012 (for accounting purposes only) in accordance with the provisions of section Section 103(d) of the General Corporation Law of the State of Delaware.

6. Except as set forth in this Third Amendment, the Restated Certificate remains in full force and effect.

[Signature Page to Follow]

IN WITNESS WHEREOF, the undersigned has duly executed this Third Amendment in the name of and on behalf of the Corporation on this 13th day of June, 2012.

AGENUS INC.

By:	/s/ Garo H. Armen
Name: Garo H. Armen
Title: Chief Executive Officer